Exhibit 99.1

FOR IMMEDIATE RELEASE	OTCQB: RESX

RestorGenex Reports
Corporate Highlights and Financial Results for 2014

Buffalo Grove, Illinois (April 6, 2015) - RestorGenex Corporation (OTCQB: RESX), a specialty biopharmaceutical company focused on developing products for oncology, ophthalmology and dermatology, reported on its cash balance as of December 31, 2014 and its financial results for the year ended December 31, 2014.  The Company also completed several significant milestones during 2014, including the following highlights:

•                  Completion of a private placement financing that raised approximately $35.6 million in gross proceeds and approximately $31.9 million in net proceeds, after paying placement agent fees and commission and offering expenses

•                  Successful acquisition of RES-529, a PI3-Kinase/AKT/mTOR pathway inhibitor, as part of the Company’s acquisition of Paloma Pharmaceuticals, Inc.

•                  New senior management team, led by Stephen M. Simes as Chief Executive Officer and including:

•                  Phil Donenberg as Chief Financial Officer, and

•                  Mark Weinberg, MD, MBA as Senior Vice President of Clinical Development

•                  Initiation of product development of RES-529 for wet age-related macular degeneration

•                  Initiation of product development of RES-529 in oncology, initially for glioblastoma

•                  Receipt of FDA Orphan Drug designation for RES-529 in glioblastoma

•                  Initiation of product development of RES-440, a “soft” anti-androgen for acne vulgaris

Following an active 2014, RestorGenex has turned its focus in 2015 to completing the CMC work and pre-clinical studies necessary to allow for clinical trials to be initiated in 2016.  Significant work has been performed on validating the mechanism of action of RES-529, and in late January 2015, the Company presented scientific data on the PI3-Kinase signaling pathway and the allosteric dissociate inhibition of TORC1/TORC2 complex by RES-529 for Glioblastoma multiforme.  RES-529 has shown pre-clinical efficacy in a variety of tumor cell models, including glioblastoma, breast cancer, lung cancer and prostate cancer.  Pre-clinical progress in 2015 will set the path for the Company’s robust clinical program planned to be initiated in 2016.

The Company’s cash and cash equivalents as of December 31, 2014 were approximately $22 million.  RestorGenex incurred a net loss of approximately $14.4 million or $1.00 per share for the year ended December 31, 2014, compared to a net loss of $2.6 million or $1.00 per share for 2013.  The increase in the net loss was due primarily to higher expenses in 2014 associated with the Company’s research and development efforts to advance its technologies and products and an impairment of intangible assets.

The Company has no debt.  During 2014, the Company completed a private placement pursuant to which it raised approximately $35.6 million in gross proceeds and approximately $31.9 million in net proceeds, after paying placement agent fees and commission and offering expenses.

The Company recognized $2,860,658 in research and development expenses during 2014 compared to $342,916 in research and development expenses recognized during 2013.  The Company expects that its research and development expenses will increase significantly in future periods compared to 2014 and prior year periods due to its efforts to advance the research and development of its technologies and products.  Operating expenses were $14,613,818 during 2014, representing an increase of 14%, from operating expenses of $12,796,534 during 2013.  This increase was primarily due to an impairment of intangible assets, a non-cash adjustment.  During 2014, the Company recorded an impairment of intangible assets of $6,670,345 due to its strategic decision in the fourth quarter of 2014 to focus its initial product development efforts on RES-529, a novel PI3K/Akt/mTOR pathway inhibitor which has completed two Phase I clinical trials for age-related macular degeneration and is in pre-clinical development for glioblastoma multiforme, and RES-440 in development for the treatment of acne.  More detailed information regarding RestorGenex’s financial results for 2014 can be found in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which the Company filed with the Securities and Exchange Commission on April 3, 2015.

About RestorGenex Corporation

RestorGenex is a specialty biopharmaceutical company focused on developing a portfolio of first-in-class therapeutic products to treat diseases across the ophthalmologic, oncologic and dermatologic space. RestorGenex’s lead product is a novel PI3K/Akt/mTOR pathway inhibitor which has completed two Phase I clinical trials for age-related macular degeneration and is in pre-clinical development for glioblastoma multiforme.  The current pipeline also includes a “soft” anti-androgen compound for the treatment of acne vulgaris.  RestorGenex’s novel inhibition of the PI3K pathway and unique targeting of the androgen receptor show promise in a number of additional diseases, which the Company is evaluating for the purpose of creating safe and effective treatments and innovative therapies.  For additional information please see: www.restorgenex.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about RestorGenex’s plans to focus its initial development efforts on RES-529 and RES-440 (for dermatology), its anticipated clinical work in 2015 and 2016 and its anticipated future research and development expenses and other statements that are not historical in nature, particularly those that utilize terminology such as “plans,” “anticipates,” “will,” “proposed,” “may,” “expects,” “future,” “continue,” “show promise,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause RestorGenex’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular risks and uncertainties include, among others, uncertainties involved in clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, RestorGenex’s ability to license out its existing products and technologies and license in additional products and technologies and the terms of such licenses; and other risks and uncertainties described in RestorGenex’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended December 31, 2014 filed on April 3, 2015 with the SEC.  All forward-looking statements in this release speak only as of the date of this release and are based on RestorGenex’s current beliefs and expectations. RestorGenex undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information

The Trout Group LLC

Marcy Nanus, 646-378-2927

mnanus@troutgroup.com